Exhibit 99.1

Pulmonx Reports Fourth Quarter and Full Year 2023 Financial Results

Redwood City, CA – February 21, 2024 – Pulmonx Corporation (Nasdaq: LUNG) (“Pulmonx” or the "Company"), a global leader in minimally invasive treatments for lung disease, today reported financial results for the fourth quarter and full year of 2023 ended December 31, 2023.

Recent Highlights
•Delivered $68.7 million in worldwide revenue for the full year of 2023, a 28% increase over the prior year
•Achieved record worldwide revenue of $19.3 million for the fourth quarter of 2023, a 25% increase over the same period last year and an increase of 23% in constant currency
•Set new records of $13.7 million and $45.9 million in U.S. revenue for the fourth quarter 2023 and the full year 2023, representing 45% and 41% year-over-year growth, respectively
•Realized gross margin of 75% in the fourth quarter of 2023 and 74% for the full year of 2023
•Added 14 new Zephyr Valve U.S. treatment centers in the fourth quarter 2023
•Received Food and Drug Administration approval to commence CONVERT II pivotal study for AeriSeal System

“Our performance throughout 2023 consistently demonstrated the success of our focused U.S. commercial strategy and our ability to further expand access to our Zephyr Valve treatment within our substantial addressable patient population. Our success, particularly in the U.S., leaves us confident that our business is better positioned than ever for long-term, sustainable growth,” said Glen French, President & Chief Executive Officer. “In 2024, we look forward to further expanding and strengthening our account base.”

Fourth Quarter 2023 Financial Results
Total worldwide revenue in the fourth quarter of 2023 was $19.3 million, a 25% increase from $15.4 million in the fourth quarter of 2022 and an increase of 23% on a constant currency basis. U.S. revenue was $13.7 million, a 45% increase from the fourth quarter of 2022. International revenue was $5.6 million, a 7% decrease compared to the fourth quarter of 2022, and a 12% decrease on a constant currency basis.

Gross profit in the fourth quarter of 2023 was $14.4 million, a 29% increase compared to $11.2 million for the fourth quarter of 2022. Gross margin for the fourth quarter of 2023 was 75%, an increase from 73% for the same period in 2022, reflecting benefits from production efficiencies and improved pricing.

Operating expenses in the fourth quarter of 2023 were $28.3 million, compared to $25.8 million for the fourth quarter of 2022, representing an increase of 10%. The increase in operating expenses was primarily attributable to continued investments in our commercial activities and higher stock-based compensation expense.

Net loss in the fourth quarter of 2023 was $13.9 million, or $0.36 per share, compared to a net loss of $14.3 million, or $0.38 per share, for the same period in 2022.

Adjusted EBITDA loss in the fourth quarter of 2023 was $8.4 million compared to $9.8 million for the same period in 2022.

Full Year 2023 Financial Results
Total worldwide revenue for the full year of 2023 was $68.7 million, a 28% increase from $53.7 million for the full year of 2022 and an increase of 28% on a constant currency basis. U.S. revenue was $45.9 million, a 41% increase from $32.5 million for the full year of 2022. International revenue was $22.8 million, an 8% increase from $21.2 million for the full year of 2022, and a 6% increase on a constant currency basis. The growth in revenue reflects continued commercial momentum and adoption of Zephyr Valve procedures.

Gross profit for the full year of 2023 was $50.8 million, a 27% increase compared to $39.9 million for the full year of 2022. Gross margin for the full year of 2023 was 74%, approximately flat compared to the prior full year.

Operating expenses for the full year of 2023 were $112.7 million, compared to $98.5 million for the full year of 2022, representing an increase of 14%. The increase in operating expenses was primarily attributable to continued investments in our commercial activities, clinical development costs related to our AeriSeal program, legal expenses, and higher stock-based compensation expense.

Net loss for the full year of 2023 was $60.8 million, or $1.60 per share, compared to a net loss of $58.9 million, or $1.59 per share, for the same period in 2022.

Adjusted EBITDA loss for the full year of 2023 was $39.0 million compared to $41.1 million for the full year of 2022.

Cash, cash equivalents, and marketable securities totaled $131.5 million as of December 31, 2023.

Full Year 2024 Financial Guidance
Pulmonx expects revenue for the full year 2024 to be in the range of $81 million to $84 million.

The Company expects gross margin for the full year 2024 to fall within the range of 74% to 75%.

Pulmonx expects total operating expenses for the full year 2024 to fall within the range of $132 million to $134 million, inclusive of approximately $30 million of non-cash stock-based compensation.

Webcast and Conference Call Details
Pulmonx will host a conference call today, February 21, 2024, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its fourth quarter and full year 2023 financial results and to discuss its full year 2024 financial guidance. A live webcast of the conference call will be available on the Investor Relations section of the Company's website at https://investors.pulmonx.com/. The webcast will be archived on the website following the completion of the call.

Use of Non-GAAP Financial Measures
To supplement Pulmonx’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, Pulmonx provides certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results, may provide a more complete understanding of factors and trends affecting Pulmonx’s business.

Constant currency calculations show reported current period revenues as if the foreign exchange rates remain the same as those in effect in the comparable prior year period. Pulmonx uses results on a constant currency basis as one measure to evaluate its performance. Pulmonx calculates constant currency by calculating current-year results using foreign currency exchange rates from the applicable comparable period in the prior year. Pulmonx generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. Pulmonx believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Pulmonx generally uses constant currency to facilitate management's financial and operational decision-making, including evaluation of Pulmonx’s historical operating results.

The Company defines Adjusted EBITDA as earnings before interest income or expense, taxes, depreciation and amortization and stock-based compensation and may also exclude certain non-recurring, irregular or one-time items not reflective of our ongoing core business operations. Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. Further, management uses adjusted EBITDA for strategic and annual operating planning. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance.

Reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is set forth in the tables below.

The non-GAAP financial measures used by Pulmonx should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. Because non-GAAP financial measures exclude the effect of items that increase or decrease the company's reported results of operations, management strongly encourages investors to review, when they become available, the Company's consolidated financial statements and publicly filed reports in their entirety. The Company's definition of non-GAAP measures may differ from similarly titled measures used by others.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect our strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding our commercial strategy to boost workflow efficiencies across our account base, our expectations regarding account activity and productivity, advancement of our AeriSeal clinical development program toward commencement of our U.S. clinical trial, the timing of trial enrollment and data results from the CONVERT II trial and our possible or assumed future results of operations, including long-term outlook, descriptions of our revenues, total operating expenses, gross margin, profitability, guidance for full year 2024, commercial momentum, physician engagement and awareness of the benefits of the Zephyr Valve, the ability to expand and strengthen our account base and overall business strategy. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of our filings with the Securities and Exchange Commission (“SEC”), including our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the SEC on November 3, 2023, available at www.sec.gov. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. All statements other than statements of historical fact are forward-looking statements. Except to the extent required by law, we undertake no obligation to update or review any estimate, projection, or forward-looking statement. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business.

About Pulmonx Corporation
Pulmonx Corporation (Nasdaq: LUNG) is a global leader in minimally invasive treatments for chronic obstructive pulmonary disease (COPD). Pulmonx’s Zephyr® Endobronchial Valve, Chartis® Pulmonary Assessment System and StratX® Lung Analysis Platform are designed to assess and treat patients with severe emphysema/COPD who despite medical management are still profoundly symptomatic. Pulmonx received FDA pre-market approval to commercialize the Zephyr Valve following its designation as a “breakthrough device.” The Zephyr Valve is commercially available in more than 25 countries, is included in global treatment guidelines and is widely considered a standard of care treatment option for improving breathing, activity and quality of life in patients with severe emphysema. For more information on the Zephyr Valves and the company, please visit www.Pulmonx.com.

Pulmonx®, AeriSeal ®, Chartis®, StratX®, and Zephyr® are registered trademarks of Pulmonx Corporation.

Investor Contact
Brian Johnston
Gilmartin Group
investors@pulmonx.com

Pulmonx Corporation
Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenue	$19,278	$15,425	$68,675	$53,662
Cost of goods sold	4,878	4,241	17,923	13,797
Gross profit	14,400	11,184	50,752	39,865
Operating expenses
Research and development	3,896	3,903	18,080	15,397
Selling, general and administrative	24,423	21,908	94,607	83,105
Total operating expenses	28,319	25,811	112,687	98,502
Loss from operations	(13,919)	(14,627)	(61,935)	(58,637)
Interest income	1,541	748	5,568	1,529
Interest expense	(905)	(359)	(3,232)	(1,066)
Other income (expense), net	(357)	201	(673)	(396)
Net loss before tax	(13,640)	(14,037)	(60,272)	(58,570)
Income tax expense	248	246	571	353
Net loss	$(13,888)	$(14,283)	$(60,843)	$(58,923)
Net loss per share attributable to common stockholders, basic and diluted	$(0.36)	$(0.38)	$(1.60)	$(1.59)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	38,377,404	37,379,644	37,974,567	37,096,541

Pulmonx Corporation
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$83,547	$101,736
Restricted cash	237	231
Short-term marketable securities	33,555	39,402
Accounts receivable, net	12,105	8,677
Inventory	16,743	14,564
Prepaid expenses and other current assets	4,235	4,343
Total current assets	150,422	168,953
Long-term marketable securities	14,390	5,924
Long-term inventory	2,580	5,283
Property and equipment, net	4,028	4,694
Goodwill	2,333	2,333
Intangible assets, net	31	154
Right of use assets	3,406	5,806
Other long-term assets	591	529
Total assets	$177,781	$193,676
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,497	$1,758
Accrued liabilities	16,234	13,276
Income taxes payable	93	19
Deferred revenue	104	120
Short-term debt	2,155	90
Current lease liabilities	3,074	3,229
Total current liabilities	23,157	18,492
Deferred tax liability	114	94
Long-term lease liabilities	1,106	3,849
Long-term debt	35,089	17,234
Total liabilities	59,466	39,669
Stockholders' equity
Common stock	39	38
Additional paid-in capital	526,797	502,712
Accumulated other comprehensive income	2,640	1,575
Accumulated deficit	(411,161)	(350,318)
Total stockholders' equity	118,315	154,007
Total liabilities and stockholders' equity	$177,781	$193,676

Pulmonx Corporation
Reconciliation of Reported Revenue % Change to Constant Currency Revenue % Change
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2023	2022	% Change	FX Impact %	Constant Currency % Change
United States	$13,720	$9,455	45.1%	—%	45.1%
International	5,558	5,970	(6.9)%	5.0%	(11.9)%
Total	$19,278	$15,425	25.0%	2.0%	23.0%

	Twelve Months Ended December 31,
	2023	2022	% Change	FX Impact %	Constant Currency % Change
United States	$45,917	$32,486	41.3%	—%	41.3%
International	22,758	21,176	7.5%	1.3%	6.2%
Total	$68,675	$53,662	28.0%	0.5%	27.5%

Pulmonx Corporation
Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(in thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
GAAP Net loss	$(13,888)	$(14,283)	$(60,843)	$(58,923)
Depreciation and amortization	287	386	1,548	1,513
Stock-based compensation	5,598	4,247	22,101	16,445
Interest (income)/expense, net	(636)	(389)	(2,336)	(463)
Provision for income taxes	248	246	571	353
Adjusted EBITDA	$(8,391)	$(9,793)	$(38,959)	$(41,075)